Exhibit 10.56

April 30, 2026

STRICTLY CONFIDENTIAL

Greg McCabe

Chairman & Chief Executive Officer

Next Bridge Hydrocarbons, Inc.

6300 Ridglea Place, Ste. 950

Fort Worth, Texas 76132

Re:        Engagement Letter

Dear Mr. McCabe:

This letter will confirm our understanding that Next Bridge Hydrocarbons, Inc. {the "Company") has engaged Roth Capital Partners, LLC {"Roth") in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this "Agreement").

Section 1.	Engagement. Until the earlier of (x) six (6) months following the date hereof or (y) upon the completion of the PO {as defined below) (the "Engagement Period"), Roth will serve as a sole placement agent for the Company with respect to the Company's proposed public offering of common stock {excluding the Over-Allotment Option as defined below) as soon as practicable following the date that the Securities and Exchange Commission declares the Company's Form S-1 registration statement effective (the "PO").

Section 2.	Services to be Rendered. Roth shall perform all services it deems necessary to undertake this engagement, which may include among other things the following services:

(a)	Analyze the Company, the business, industry, competition, anticipated cash flow requirements and future operating prospects as they relate to the valuation of the Company, the securities issued in the PO;

(b)	Prepare marketing materials and documents to assist in the PO; and

(c)	Assistance with preparation of the prospectus and related SEC filings, FINRA and blue sky filings and assistance with road show preparation for the PO.

The Company understands that Roth will not be responsible for rendering legal, accounting or tax advice and agrees to retain its own legal counsel and accountants concerning any necessary legal, accounting and tax matters.

Roth Capital Partners, LLC

8888 San Clemente Drive, Newport Beach, CA 92660 l Main: 800-678-9147 l Trading: 203-861-9060 l www.roth.com l MemberSIPC/FINRA

Next Bridge Hydrocarbons, Inc.

April 30, 2026

Section 3.	Compensation. In connection with the PO, Roth will prepare a Placement Agent Agreement (which upon execution will supersede this Agreement) between Roth, as placement agent the Company covering the PO and containing other customary terms and conditions including;

a)	The placement agent shall receive a total commission of 5.00% of gross proceeds raised in the PO (the "Placement Agent Fee"):

Section 4.	Expenses. In addition to any compensation payable pursuant to this Agreement or the subsequent Placement Agent Agreement, and regardless of whether an PO is consummated, the Company shall reimburse Roth for its out of pocket expenses reasonably incurred in connection with its services under this Agreement, including the fees and disbursements of Roth's legal counsel, road show activities, data services and research. The Company's reimbursement of Roth's expenses shall not exceed $150,000 without the Company's prior written consent.

Section 5.	Termination. Upon expiration of the Engagement Period, unless extended by mutual written agreement of the parties hereto, this Engagement Letter will automatically terminate without liability or continuing obligation to either party; provided, however, that Roth's expenses are reimbursed by the Company and the provisions of Section 3 through Section 9 (including Exhibit I attached hereto) shall survive termination of this Agreement.

Section 6.	Indemnification. The Company agrees to indemnify Roth and its affiliates as set forth in Exhibit I attached hereto.

Section 7.	No Limitations. Nothing in this Agreement shall be construed to limit the ability of Roth or its affiliates to pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 8.	Miscellaneous. This Agreement shall be binding on and inure to the benefit of the Company, Roth, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees. Except for the Non-Disclosure Agreement between the parties of even date herewith, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of California, with regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Roth is an independent contractor, and any duties of Roth arising out of its engagement hereunder shall be owed solely to the Company or, as applicable, to the Company's Board of Directors (or a special committee thereof). Any advice provided to the Company or its Board of Directors (or a special committee thereof) is solely for the benefit of the Company and may not be used, reproduced, disseminated, quoted or referred to, without Roth's prior written consent. If the PO is consummated, Roth may, at its expense, place an announcement in such newspapers and periodicals in accordance with applicable law and with the Company's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Next Bridge Hydrocarbons, Inc.

April 30, 2026

Section 9.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles before one arbitrator (except as set forth below). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. The Parties shall mutually agree to the arbitrator. If the Parties cannot so agree, they shall each choose their own arbitrator and the two arbitrators shall chose a third arbitrator with arbitration determined by the three arbitrators. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator(s) shall only be entitled to select the propose resolution submitted by on or the other of the Parties (each of the two Parties only being able to submit one proposed resolution for selection), and they shall not be entitled to craft a compromise result (so-called "Baseball Arbitration").

Section 10.	Allocation of Fees and Costs. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Alexander G. Montano
Name:	Alexander G. Montano
Its:	Head of Energy Investment Baking

Accepted as of the date first above written:

NEXT BRIDGE HYDROCARBONS, INC.

By:	/s/ Greg McCabe
Name:	Greg McCabe
Its:	Chairman & Chief Executive Officer

Next Bridge Hydrocarbons, Inc.

April 30, 2026

EXHIBIT l

Indemnification Provisions

The Company agrees to indemnify and hold harmless Roth and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Roth and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth of the services contemplated by or the engagement of Roth pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Party's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Roth pursuant to, or the performance by Roth of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Roth's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. ln case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel at Company expense has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice in writing of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firmof attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Roth on the other hand, of a PO whether or not a PO is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Roth, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Roth of a PO as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with a PO bear to the fees paid or to be paid to Roth under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Roth shall not be required to contribute any amount in excess of the amount by which fees paid to Roth hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Roth has otherwise been required to pay.

Next Bridge Hydrocarbons, Inc.

April 30, 2026

The Company agrees that without Roth's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Roth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Roth on a monthly basis for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness and for which receipts are presented, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.